Exhibit 99.22

FOR IMMEDIATE RELEASE: GENCOR RELEASES THIRD QUARTER FISCAL 2009 RESULTS

August 10, 2009 (GLOBE NEWSWIRE) - Gencor Industries, Inc., (NasdaqGM:GENC-News) announced net revenue for the three months ended June 30, 2009, was $11.7 million, compared to $23.9 million for the three months ended June 30, 2008. Income before Other Income and Expense for the three months ended June 30, 2009, was a loss of ($0.6) million, compared to income of $0.9 million for the three months ended June 30, 2008. The Company had a gain of $0.2 million on the increase in value of its marketable securities for the three months ended June 30, 2009, compared to a loss of ($2) thousand dollars for the three months ended June 30, 2008. As a result, the Company had a net loss of ($0.7) million or ($0.08) per share for the three months ended June 30, 2009, compared to net income of $0.7 million or $0.07 per share for the three months ended June 30, 2008.

E. J. Elliott, Gencor’s Chairman, stated, Sales continued to weaken during our third fiscal quarter as the roadbuilding industry languishes under the current economic conditions. Although the much-ballyhooed “Stimulus” program announced by President Obama at the beginning of the year was to have placed billions of federal money with States which had highway projects engineered and “shovel ready”, precious little has actually happened. As of this point in time, very few unemployed construction workers have left the unemployment lines and donned the orange jackets of road construction workers.

Our backlog of proposals to prospective buyers of asphalt plants and major pieces of equipment is in excess of $200 million, but very little movement is occurring as contractors are waiting for the States to move forward with the projects, or for availability of bank financing. In the meantime, the nation’s roads continue to languish in need of repair or expansion. We remain optimistic that this is a temporary situation and hopeful that orders of our larger capital equipment will improve in fiscal 2010, although at this time, the magnitude of that improvement cannot be determined.

Fortunately, the reduction in sales of our larger capital equipment has resulted in part in an increase in sales of components, aftermarket parts, and ancillary services as many customers are choosing to maintain versus replace or upgrade their equipment.

We feel we are taking the appropriate actions to right size our cost structure which will prepare us for the future when the current deterrents to our market dissipate. Additionally, we will continue to strategically build inventory in key product lines so we will be best positioned to meet and exceed expectations of our customers in terms of delivery time when the economic environment improves and access to capital is restored.

Overall, we expect our fourth fiscal quarter ending September 30, 2009 to remain challenging, but are optimistic that significant improvement, and return to normalcy will begin during the last quarter of this calendar year. In the meantime, we are managing our strong cash reserves, and investments prudently, and profitably, with view to growing the company organically, as well as by acquisition, if the opportunity arises.

Contact:	Jeanne Lyons

Corporate Secretary

407-290-6000